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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        CHEMICAL WASTE MANAGEMENT, INC.
                (Name of Registrant as Specified in its Charter)

           THE BOARD OF DIRECTORS OF CHEMICAL WASTE MANAGEMENT, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing fee (check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

  4) Proposed maximum aggregate value of transaction:
- --------
  /1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

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

LOGO                     CHEMICAL WASTE MANAGEMENT, INC.
               3001 Butterfield Road . Oak Brook, Illinois 60521

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

  You are cordially invited to attend the annual meeting of stockholders of Chemical Waste Management, Inc. which will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on Thursday, May 5, 1994 at 10:30 a.m., Eastern time, for the following purposes:

  1. To elect directors.

  2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 23, 1994 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3001 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          /s/ Thomas A. Witt
                                          Thomas A. Witt
                                          Secretary

Oak Brook, Illinois
March 30, 1994



            YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
               PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                 REVOCABLE AT ANY TIME PRIOR TO ITS USE.


                                                   Printed on recycled paper
                                                                            LOGO

                        CHEMICAL WASTE MANAGEMENT, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1994

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chemical Waste Management, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware at 10:30 a.m., Eastern time, on May 5, 1994, and at any adjournment or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required for approval of any other matter submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates votes represented by proxy. Ballots submitted at the meeting are tabulated by hand. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The Company's executive offices are located at 3001 Butterfield Road, Oak Brook, Illinois 60521 (telephone 708/218-1500). It is expected that proxy materials will first be mailed to stockholders on or about March 30, 1994.

                      SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 23, 1994 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, of which 212,422,463 shares were outstanding as of the close of business on March 23, 1994. Each share of common stock is entitled to one vote.

                INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDER

  As of February 1, 1994, WMX Technologies, Inc., a Delaware corporation ("WMX"), located at 3003 Butterfield Road, Oak Brook, Illinois, owned beneficially an aggregate of 164,278,417 shares, or approximately 79%, of the Company's outstanding common stock, with sole voting and investment power over all of such shares. The Company and WMX have an agreement relating to certain restrictions on disposition by WMX of the shares of the Company's common stock owned by WMX, and to registration rights (both demand and participation), which expires December 31, 1996. By virtue of their relationship with WMX, Messrs. Buntrock and Rooney may be deemed to own beneficially the shares of the Company's common stock owned by WMX. Each of the above named persons disclaims beneficial ownership of such shares. No other person is known by the Company to own, as of February 1, 1994, more than five percent of the Company's common stock.

                             ELECTION OF DIRECTORS

  Three directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class II directors, for a term expiring at the annual meeting of stockholders in 1997. Except for Mr. Pedersen, who is serving as a Class III director and who has been nominated by the Board of Directors to serve as a Class II director so that the sizes of the respective classes are more nearly equal, each of the nominees is serving as a Class II director of the Company as of the date hereof.

  Unless otherwise instructed, properly executed proxies which are returned will be voted for election of the three nominees as Class II directors. If, however, any of such nominees should be unable or should fail to act as such by virtue of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class I and Class III directors named below have terms which expire in 1996 and 1995, respectively.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 1997 (CLASS II DIRECTORS):

  Donald F. Flynn, age 54, has been a director of the Company since September 1986, and was its Chief Financial Officer from September 1986 to November 1987. Mr. Flynn has served as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He has also served as Chairman of the Board and Chief Executive Officer of Discovery Zone Inc., a franchisor and operator of indoor fun and fitness centers for children, since July 1992. Since January 1, 1991, Mr. Flynn has also served as a consultant to WMX. Mr. Flynn served as Senior Vice President of WMX from May 1975 to January 1991, as Chief Financial Officer of WMX from March 1972 to December 1989 and as its Treasurer from May 1979 to December 1986. He was elected a director of WMX in 1981, and is also a director of Blockbuster Entertainment Corporation, Discovery Zone, Inc., Psychemedics Corporation, Wheelabrator Technologies Inc. ("WTI"), which is an approximately 55% owned subsidiary of WMX, and Waste Management International plc ("WM International"), which is a subsidiary of WMX owned approximately 56% by WMX, 12% by WTI and 12% by Rust International Inc. ("Rust"), which is a subsidiary of the Company owned approximately 56% by the Company, 40% by WTI and 4% by public stockholders.

  Peter H. Huizenga, age 55, is a director of WMX, a position to which he was first elected in September 1968. Mr. Huizenga has been President of Huizenga Capital Management, an investment management firm, since October 1990. He has also been of counsel to the law firm of Hlustik, Huizenga & Williams for more than the past five years. He also served as Vice President and Secretary of WMX from May 1975 and September 1968, respectively, until his retirement from those positions in January 1988. Mr. Huizenga has served as a director of the Company since 1986.

  Peer Pedersen, age 69, has been Managing Partner of the law firm of Pedersen & Houpt, P.C. for more than the past five years. Mr. Pedersen has served as a director of the Company since 1986. He has been a director of WMX since 1979, and is also a director of Aon Corporation, Boston Chicken, Inc. and Discovery Zone, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1995 (CLASS III
DIRECTORS):

  James E. Koenig, age 46, has been Senior Vice President of WMX since May 1992, and Vice President and Treasurer of WMX since 1986. Mr. Koenig has also served as Chief Financial Officer of WMX since

1989. From 1984 to 1986, Mr. Koenig was Staff Vice President and Assistant to the Chief Financial Officer of WMX. Mr. Koenig has been employed by WMX since 1977. He also served as Vice President, Chief Financial Officer and Treasurer of WTI from November 1990 until May 1993. Mr. Koenig has served as a director of the Company since 1992. He is also a director of WTI, WM International and Rust.

  D. P. Payne, age 51, has served as President and Chief Executive Officer and a director of the Company since September 1991. From August 1990 until May 1993, he also served as a Senior Vice President of WMX. Prior thereto, Mr. Payne had been Vice President and Area General Manager of the Midwestern Area of International Business Machines Corporation from prior to 1987. Mr. Payne is also a director of Rust.

  Phillip B. Rooney, age 49, President and Chief Operating Officer of WMX since November 1984, commenced employment with WMX in March 1969. He first became an officer of WMX in 1971 and was elected a director of WMX in August 1981. Since January 1994, he has also served as Chairman of the Board and Chief Executive Officer of Waste Management, Inc. ("WMI"), a wholly owned subsidiary of WMX. Since November 1990, he has also served as Chairman of the Board and Chief Executive Officer of WTI and since January 1993 as Chairman of the Board of Rust. Mr. Rooney has served as a director of the Company since 1986. Mr. Rooney is also a director of WTI, WM International, Rust, Illinois Tool Works Inc., Caremark International Inc., ServiceMaster Management Corporation, the general partner of ServiceMaster Limited Partnership, and Urban Shopping Centers, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1996 (CLASS I DIRECTORS):

  Dean L. Buntrock, age 62, has served as a director of WMX and as its Chairman of the Board and Chief Executive Officer since 1968. From September 1980 to November 1984, he also served as its President. Mr. Buntrock has served as a director of the Company from 1978 to 1984 and from 1986 to the present. Mr. Buntrock is Chairman of the Board of Directors of the Company and is also a director of Rust, WM International, WTI, Boston Chicken, Inc., First Chicago Corporation and Stone Container Corporation.

  James B. Edwards, age 66, has been President of the Medical University of South Carolina since November 1982. From January 1981 to November 1982, he served as the United States Secretary of Energy, and previously as Governor of the State of South Carolina. Dr. Edwards has served as a director of the Company since 1986. Dr. Edwards is also a director of Phillips Petroleum Company, SCANA Corporation, South Carolina National Bank, IMO Industries Inc., Brendle's, Inc., Encyclopaedia Britannica, National Data Corporation and Communications Satellite Corporation.

  Jerome D. Girsch, age 48, has been Executive Vice President, Chief Financial Officer, Treasurer and Controller and a director of the Company since March 1993. Mr. Girsch has served as Vice President of WMX from 1981 until May 1993, as Controller of WMX from 1986 to 1990 and as principal accounting officer of WMX from April 1988 to 1990. From August 1992 until March 1993, Mr. Girsch served as President of the Midwest Group of WMI. From January 1990 until August 1992, Mr. Girsch served as Executive Vice President of WMI.

  Kay Hahn Harrell, age 53, has been Chairperson and Chief Executive Officer of Fairmarsh Consultants, which provides investment and financial consulting services, since April 1993. Prior thereto, Ms. Harrell had been Senior Vice President and Director of Investment Research of The Chicago Corporation, an investment banking firm, for more than the past five years.

                       SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of common stock of the Company by the directors of the Company, the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, and all directors and persons serving as executive officers of the Company as a group:

                                                       NUMBER OF SHARES OF COMPANY   PERCENT OF
                                                              COMMON STOCK         COMPANY COMMON
      NAME                                             BENEFICIALLY OWNED(1)(2)(3) STOCK(2)(3)(4)
      ----                                             --------------------------- --------------
      Dean L. Buntrock...............................             614,033                 *
      James B. Edwards...............................              21,400                 *
      Donald F. Flynn................................             300,668                 *
      Jerome D. Girsch...............................              26,593                 *
      Kay Hahn Harrell...............................               3,000                 *
      Peter H. Huizenga..............................             170,516                 *
      James E. Koenig................................              89,021                 *
      D. P. Payne....................................             123,530                 *
      Peer Pedersen..................................              40,000                 *
      Phillip B. Rooney..............................             627,105                 *
      James T. Banks.................................              33,557                 *
      Rodger D. Henson...............................              56,719                 *
      Richard C. Scherr..............................               8,740                 *
      All directors and executive officers as a group
       including persons named above (14 persons)....           2,121,826               1.0

- --------
 * Less than one percent
(1) The above persons and members of such group have sole voting power and sole investment power over shares listed, except for (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1994; (ii) shares issuable upon exchange of Liquid Yield Option Notes due 2012 issued by WMX ("LYONs");
    (iii) shares held pursuant to the WMX Profit Sharing and Savings Plan; and
    (iv) 1,203 shares held jointly by Mr. Koenig and his former spouse, over which he has shared voting and investment power. Ownership of shares shown for Messrs. Huizenga and Dr. Edwards includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons at February 1, 1994 in the amounts indicated: Mr. Huizenga--9,142 (including 345 shares issuable upon exchange of LYONs (held by spouse as custodian for children)); and Dr. Edwards--400 (held by spouse). Each of the above named persons and members of such group disclaims any beneficial ownership of such shares.
(2) Excludes 164,278,417 shares beneficially owned by WMX that may be deemed to be beneficially owned by Messrs. Buntrock and Rooney because each such person may be deemed to be an affiliate of WMX. Each such person disclaims beneficial ownership of such shares.
(3) The numbers and percentages of shares shown in the table are based on the assumption that currently outstanding stock options which were exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Buntrock--342,099; Dr. Edwards--20,000; Mr. Flynn--163,384; Mr. Girsch--
    19,593; Ms. Harrell--2,000; Mr. Koenig--87,818; Mr. Payne--123,530; Mr.
    Rooney--515,951; Mr. Banks--33,557; Mr. Henson--56,719; Mr. Scherr--7,240;
    and all executive officers and directors as a group (including such individuals)--1,378,835. Such numbers and percentages also assume that 344 shares were issued upon exchange of LYONs to Mr. Huizenga. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options or issuable upon exchange of such LYONs.
(4) Mr. Huizenga, a director of the Company, in his capacity as trustee of a family trust, made a late filing of a report required by Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to a prior fiscal year, relating to the holdings by such trust of shares of the Company's common stock. Trust ownership of such shares was previously reported on a timely basis in Mr. Huizenga's individual filings.

OWNERSHIP OF WMX COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of common stock of WMX by the directors of the Company, the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, and all directors and persons serving as executive officers of the Company as a group:

                                            NUMBER OF SHARES OF WMX  PERCENT OF
                                                  COMMON STOCK       WMX COMMON
      NAME                                  BENEFICIALLY OWNED(1)(2)  STOCK(2)
      ----                                  ------------------------ ----------
      Dean L. Buntrock.....................         3,073,992             *
      James B. Edwards.....................             1,200             *
      Donald F. Flynn......................         1,012,526             *
      Jerome D. Girsch.....................           217,900             *
      Kay Hahn Harrell.....................             2,200             *
      Peter H. Huizenga....................         8,131,130           1.7
      James E. Koenig......................           192,786             *
      D. P. Payne..........................            71,939             *
      Peer Pedersen........................           212,381             *
      Phillip B. Rooney....................           742,239             *
      James T. Banks.......................               --              *
      Rodger D. Henson.....................            16,324             *
      Richard C. Scherr....................               800             *
      All directors and executive officers
       as a group including persons named
       above (14 persons)..................        13,675,417           2.8

- --------
 * Less than one percent
(1) The above named persons and members of such group have sole voting power and sole investment power over shares listed, except for (i) shares covered by options granted under WMX's stock option plans and which were exercisable within 60 days of February 1, 1994; (ii) shares held pursuant to WMX's Profit Sharing and Savings Plan; and (iii) Messrs. Buntrock, Huizenga, Koenig, Pedersen and Rooney, who have shared voting and investment power over 132,888, 224,394, 82,428, 12,381 and 30,074 shares, respectively. Such shares shown for Messrs. Buntrock, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts or foundations. Such shares shown for Mr. Koenig are held jointly with his former spouse. Ownership of shares shown for Messrs. Buntrock, Girsch, Henson, Huizenga, Koenig and Rooney includes shares of common stock of WMX not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons at February 1, 1994 in the amounts indicated: Mr. Buntrock--40,314 (held by spouse); Mr. Girsch--27,050 (held by spouse); Mr. Henson--6 (held by spouse); Mr. Huizenga--680,598 (held by spouse directly and as trustee); and Mr. Rooney--104,643 (held directly by adult child and by spouse directly and as trustee for children). Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which he has no pecuniary interest. Such persons and the members of such group disclaim any beneficial ownership of such shares.
(2) The numbers and percentages of shares as shown in the table are based on the assumption that currently outstanding stock options granted by WMX and exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Buntrock--282,122; Mr. Flynn--29,893; Mr. Girsch--64,681; Mr. Koenig--107,767; Mr. Payne--71,739; and Mr. Rooney--211,521. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

OWNERSHIP OF RUST COMMON STOCK

  The following table sets forth certain information as of February 1, 1994 as to the beneficial ownership of common stock of Rust by the directors of the Company, the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1993, and all directors and persons serving as executive officers of the Company as a group:

                                              NUMBER OF SHARES OF    PERCENT OF
                                               RUST COMMON STOCK     RUST COMMON
      NAME                                  BENEFICIALLY OWNED(1)(2)   STOCK(2)
      ----                                  ------------------------ -----------
      Dean L. Buntrock....................           15,000               *
      James B. Edwards....................              --                *
      Donald F. Flynn.....................              --                *
      Jerome D. Girsch....................              --                *
      Kay Hahn Harrell....................              --                *
      Peter H. Huizenga...................              --                *
      James E. Koenig.....................           10,168               *
      D. P. Payne.........................            4,000               *
      Peer Pedersen.......................              --                *
      Phillip B. Rooney...................           60,010               *
      James T. Banks......................              --                *
      Rodger D. Henson....................              --                *
      Richard C. Scherr...................              --                *
      All directors and executive officers
       as a group including persons named
       above (14 persons).................           89,178               *

- --------
 * Less than one percent
(1) The above named persons and members of such group have sole voting power and sole investment power over shares listed, except for (i) Rust shares covered by options exercisable within 60 days of February 1, 1994 and (ii) Mr. Koenig, who has shared voting and investment power over 3,500 shares (held jointly with former spouse). The table excludes 46,682,031 shares beneficially owned by the Company that may be deemed to be beneficially owned by Messrs. Buntrock, Girsch, Koenig, Payne and Rooney because each such person may be deemed to be an affiliate of Rust. Each such person disclaims any beneficial ownership of such shares.
(2) The numbers and percentages of shares shown in the table are based on the assumption that currently outstanding stock options granted by Rust and exercisable within 60 days of February 1, 1994 had been exercised as follows: Mr. Koenig--6,668; Mr. Payne--4,000; and Mr. Rooney--50,010. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

                      MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors held an aggregate of six regular and special meetings in 1993. The Board of Directors has, pursuant to its powers, designated certain committees of the Board, including a Compensation and Stock Option Committee and an Audit Committee, the functions and membership of which are described below. Because the Company is a majority owned subsidiary of WMX, the Board does not have a standing nominating committee.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive bonuses to be paid to officers of the Company, for the administration of and the grant of options under the Company's 1992 Stock Option Plan and for the administration of options granted under the Company's 1986 Stock Option Plan, as amended (together with the 1992 Stock Option Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's independent auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors.

  Messrs. Pedersen, Buntrock and Huizenga, Dr. Edwards and Ms. Harrell are currently members of the Compensation and Stock Option Committee, and Mr. Pedersen, Dr. Edwards and Ms. Harrell are currently members of the Audit Committee. The Compensation and Stock Option Committee was formed in January 1993 as the successor to the Executive Compensation Committee of the Board, at which time its functions were combined with those of the Stock Option Committee and the Stock Option Committee was disbanded.

  During 1993, the Audit Committee met four times and the Compensation and Stock Option Committee met five times. The Executive Compensation Committee and the Stock Option Committee each met once. In 1993, during the time each director served in such capacity, each director attended 100% of the aggregate meetings of the Board of Directors and applicable committees, and no director attended less than 75% of the aggregate of all meetings of the Board of Directors and all applicable committee meetings.

                                  COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years to or on behalf of (i) the President and Chief Executive Officer of the Company at December 31, 1993, and (ii) each of the four other most highly compensated executive officers of the Company at December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                   --------------------
                                    ANNUAL COMPENSATION              AWARDS    PAYOUTS
                               ----------------------------------- ---------- ---------
                                                         OTHER     SECURITIES
                                                         ANNUAL      UNDER-   LONG TERM
       NAME AND                                         COMPEN-      LYING    INCENTIVE    ALL OTHER
  PRINCIPAL POSITION      YEAR  SALARY      BONUS     SATION(1)(2) OPTIONS(3)  PAYOUTS  COMPENSATION(1)
  ------------------      ---- --------    -------    ------------ ---------- --------- ---------------
D.P. Payne,               1993 $400,000    $     0         --        62,696     $   0       $5,217
 President and            1992  380,000     76,000         --        73,616         0        5,077
 Chief Executive Officer  1991  104,615(4)       0         --       100,000         0           --

James T. Banks,           1993  210,000          0         --        19,749         0        4,200
 Vice President and       1992  210,000          0         --        24,410         0        4,346
 General Counsel          1991  190,000          0         --        13,217     3,000           --

Jerome D. Girsch,         1993  375,000          0         --        58,777         0        5,217
 Executive                1992        0          0         --             0         0            0
 Vice President           1991        0          0         --             0         0           --

Rodger D. Henson,         1993  195,000          0         --        18,339         0        4,400
 Vice President           1992  179,000          0         --        20,806         0        4,211
                          1991  170,000          0         --        11,826         0           --

Richard C. Scherr,        1993  190,000          0         --        17,868         0        4,300
 Vice President-          1992   69,423(4)  45,000(5)      --         3,851         0        1,888
 Environment,             1991        0          0         --             0         0           --
 Health & Safety

- --------
(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year. Amounts of All Other Compensation are amounts contributed by the Company for fiscal years 1992 and 1993 under the WMX Technologies, Inc. Profit Sharing and Savings Plan for the persons named above.
(2) Excludes perquisites and other benefits unless the aggregate amount of such compensation equals at least the lesser of $50,000 and 10 percent of the total annual salary and bonus reported for the named executive officer.
(3) Options to purchase shares of the Company's common stock granted under the Employee Plans. In 1991, Mr. Payne also received options to purchase 12,500 shares of common stock of The Brand Companies, Inc. ("Brand") under that company's Stock Option Plan for Non-Employee Directors. These options were cancelled in May 1993 when Brand was merged into a subsidiary of Rust. Mr. Payne also received options to purchase 20,000 shares of Rust common stock in 1993.
(4) Reflects employment for partial year.
(5) Paid upon commencement of employment.

STOCK OPTIONS

  The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1993:

                             OPTION GRANTS IN 1993

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL RATES OF STOCK PRICE
                                          INDIVIDUAL GRANTS                        APPRECIATION FOR OPTION TERM (5)
                         ------------------------------------------------------- -------------------------------------
                                       PERCENTAGE          MARKET
                           NUMBER OF    OF TOTAL            PRICE
                          SECURITIES    OPTIONS   EXERCISE   AT
                          UNDERLYING   GRANTED TO  PRICE    GRANT
                            OPTIONS    EMPLOYEES    (PER    (PER      EXPIRATION
          NAME           GRANTED(1)(2) IN 1993(3)  SHARE)  SHARE)        DATE      0%          5%            10%
          ----           ------------- ---------- -------- -------    ---------- ------- -------------- --------------
D. P. Payne
 Company Options........    62,696        3.86    $15.95   $15.95      4/1/2000  $     0 $      407,101 $      948,718
 Rust Options...........    20,000        1.53     16.7625  18.625(4)  3/8/2003   37,250        271,513        630,919
James T. Banks..........    19,749        1.22     15.95    15.95      4/1/2000        0        128,235        298,843
Jerome D. Girsch........    58,777        3.62     15.95    15.95      4/1/2000        0        381,654        889,416
Rodger D. Henson........    18,339        1.13     15.95    15.95      4/1/2000        0        119,080        277,506
Richard C. Scherr.......    17,868        1.10     15.95    15.95      4/1/2000        0        116,021        270,379
All stockholders as a
 group(6)...............        --          --     15.95    15.95      4/1/2000        0  1,373,200,404  3,200,140,880

- -------
(1) Options become exercisable in three equal cumulative annual installments commencing April 1, 1994. Options to purchase Rust common stock become exercisable 20% six months after the date of grant and 20% each year thereafter.

(2) Options were granted for a term of seven years (10 years for Rust options), subject to earlier termination in certain events related to termination of employment. Option holder has the right to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options.

(3) Includes options granted to all participants in the Company's stock option plans.

(4) The exercise price per share is equal to 90% of the average of the closing price of Brand common stock on the National Association of Securities Dealers Automated Quotation System for each of the five trading days commencing on April 19, 1993. Rust common stock did not trade until May 10, 1993, the first trading day after Brand was merged into a subsidiary of Rust, and shares of Brand (other than those owned by Rust or exchanged for cash in the merger) were converted, on a one-for-one basis, into shares of Rust.

(5) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full seven year term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options to purchase Company common stock were granted at fair market value and holders of such options will not recognize any gain without an increase in the stock price, which increase benefits all Company stockholders commensurately. The Company did not use an alternative formula to attempt to value options at date of grant, as management is not aware of any formula which determines with reasonable accuracy a present value of options of the type granted to optionees.

(6) Based upon the market price of the Company's common stock and the total shares outstanding as of the date of grant, if the market price of the Company's common stock increased at the 5% or 10% rates shown in the above table, stockholders as a group would realize aggregate gains (excluding dividends) of $1,373,200,404 and $3,200,140,880, respectively, during the period from grant date to expiration date for the options expiring April 1, 2000.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1993 by the persons named in the Summary Compensation Table and the fiscal year end value of unexercised options:

      AGGREGATED OPTION EXERCISES IN 1993, AND 1993 YEAR-END OPTION VALUE

                                                             NUMBER OF SECURITIES            VALUE OF
                                                            UNDERLYING UNEXERCISED      UNEXERCISED IN-THE-
                                                                  OPTIONS AT         MONEY OPTIONS AT DECEMBER
                                                               DECEMBER 31, 1993            31, 1993(1)
                                                           ------------------------- -------------------------
                         SHARES ACQUIRED
          NAME             ON EXERCISE   VALUE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------------  ----------- ------------- ----------- -------------
D. P. Payne
 Company Options........         0             $ 0           87,460       148,852      $     0      $     0
 Rust Options...........         0               0            4,000        16,000       23,950       95,800
James T. Banks..........         0               0           17,539        41,670            0            0
Jerome D. Girsch........         0               0                0        58,777            0            0
Rodger D. Henson........         0               0           42,376        37,211            0            0
Richard C. Scherr.......         0               0            1,284        20,435            0            0

- --------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG-TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the Chemical Waste Management, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1993 to the persons named in the Summary Compensation Table:

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                             ESTIMATED FUTURE PAYOUTS
                                            PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                         NUMBER OF SHARES,   OTHER PERIOD            PLANS(3)
                          UNITS OR OTHER   UNTIL MATURATION ---------------------------
NAME                         RIGHTS(1)       OR PAYOUT(2)   THRESHOLD  TARGET  MAXIMUM
- ----                     ----------------- ---------------- --------- -------- --------
D. P. Payne.............        --            2.6 years      $80,000  $160,000 $480,000
James T. Banks..........        --                  --           --        --       --
Jerome D. Girsch........        --            2.6 years       75,000   150,000  450,000
Rodger D. Henson........        --                  --           --        --       --
Richard C. Scherr.......        --                  --           --        --       --

- --------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentages to the extent that the Company's performance exceeds or fails to meet target objectives specified. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Standard & Poor's 500 Stock Index over the performance period.
(2) The performance period includes seven months of calendar year 1993 and calendar years 1994 and 1995.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is paid in cash, and the remaining 50% is deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1993 salaries and reflect the total performance award without accounting for any increase or decrease in the value of the deferred portion of the award.

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the WMX Technologies, Inc. Pension Plan and the Chemical Waste Management, Inc. Supplemental Executive Retirement Plan to employees of the Company in specified compensation and years of service classifications:

                  ANNUAL PENSION AND RETIREMENT PLAN BENEFITS

                                              YEARS OF SERVICE (2)(3)
                                    --------------------------------------------
REMUNERATION (1)                       15       20       25       30       35
- ----------------                    -------- -------- -------- -------- --------
 $100,000.......................... $ 22,500 $ 30,000 $ 37,500 $ 45,000 $ 52,500
  200,000..........................   45,000   60,000   75,000   90,000  105,000
  300,000..........................   67,500   90,000  112,500  135,000  157,500
  400,000..........................   90,000  120,000  150,000  180,000  210,000
  500,000..........................  112,500  150,000  187,500  225,000  262,500
  600,000..........................  135,000  180,000  225,000  270,000  315,000
  700,000..........................  157,500  210,000  262,500  315,000  367,500
  800,000..........................  180,000  240,000  300,000  360,000  420,000

- --------
(1) Upon normal retirement at age 65 or after completing five years of participation in the WMX Technologies, Inc. Pension Plan (the "Pension Plan"), whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject to certain statutory maximums. The annual benefit, payable for a participant's life only, is equal to (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the Chemical Waste Management, Inc. Supplemental Executive Retirement Plan (the "SERP"), eligible participants who retire following age 60 or retire with at least 30 years of service are entitled to an additional monthly benefit equal to
    (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan.
(2) At December 31, 1993, the credited years of service for Messrs. Payne, Banks, Girsch, Henson and Scherr were 3, 8, 18, 15 and 1, respectively.
(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee or former officer of the Company or WMX currently being compensated by the Company or WMX under a consulting agreement is paid an annual fee of $35,000. In addition, during 1993, Mr. Olin Neill Emmons, a former director of the Company, and Dr. James B. Edwards, received fees of $10,000 and $8,000, respectively, for their services as members of a special committee formed to evaluate and advise the Company on the transaction in which Rust was organized (as described below under "Certain Transactions--Organization of Rust"). Members of the Board who are not directors of WMX also are provided with major medical insurance covering medical and dental expenses in excess of coverage provided by their primary health insurance program.

DEFERRED DIRECTOR'S FEE PLAN

  The Company has an unfunded deferred compensation plan in which members of its Board of Directors who are not employees of the Company or WMX may participate. Under the Deferred Director's Fee Plan, such directors may make an irrevocable election to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in the Company's common stock and, during the period of deferral, are credited with the dividends and stock splits, if any, that would have been received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his deferred account is deemed to be sold at the then fair market value as prescribed in the Plan and the proceeds of such sale (or an amount equal to the amount originally deferred, if greater) are distributed to the director in cash, in a lump sum or installments.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") provides for awards of options covering an aggregate of 100,000 shares of the Company's common stock. Each director of the Company who is neither an officer nor full-time employee of the Company or any of its subsidiaries or of WMX, upon election or appointment to the Board of Directors, is granted an option under the Directors' Plan to purchase a total of 10,000 shares of the Company's common stock at the fair market value of the stock at the time of grant. All options under the Directors' Plan are for a term of 10 years from the date of grant and become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors' Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. In the event of termination because of death or permanent disability, the optionee or his heirs, legatees or legal representative may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if he dies after retirement by his heirs, legatees or legal representative) at any time during its term within three months after the date of such resignation or retirement, but only to the extent it was exercisable on such date.

  Prior to January 1, 1992, upon election to the Board of Directors, non-employee directors received options for 20,000 shares under the Company's 1986 Plan for Non-Employee Directors, the terms of which are substantially similar to the Directors' Plan. No person who is the holder of an option granted under the 1986 Plan for Non-Employee Directors, the Chemical Waste Management, Inc. 1986 Stock Option Plan or the Chemical Waste Management, Inc. 1992 Stock Option Plan or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors' Plan.

DIRECTORS' CHARITABLE ENDOWMENT PLAN

  The Company maintains a Directors' Charitable Endowment Plan pursuant to which the Company purchases life insurance policies on members of the Board of Directors who are not eligible to participate in a comparable plan established by WMX. Death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a maximum contribution for each participant of $1,000,000) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At various times during 1993, Messrs. Pedersen, Buntrock and Huizenga, Dr. Edwards and Ms. Harrell served as members of the Compensation and Stock Option Committee of the Company's Board of Directors. During 1993, the Company entered into a number of transactions with WMX and certain of its affiliates, which are described under "Certain Transactions" below. None of such transactions constituted compensation to any of the individuals comprising such committees.

    In accordance with rules promulgated by the Securities and Exchange Commission, the information captioned "REPORT OF THE COMPENSATION COMMITTEE" and "COMPANY STOCK PERFORMANCE" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                      REPORT OF THE COMPENSATION COMMITTEE

  The compensation of the Company's executive officers is determined by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its subsidiaries. Messrs. Buntrock, Rooney and Koenig were the members of the Compensation Committee until January 1993, at which time the Compensation Committee members consisted of Messrs. Pedersen, Edwards and Huizenga and O. Neill Emmons, who is no longer a director of the Company. Ms. Harrell became a member of, and Mr. Buntrock rejoined, the Compensation Committee in May and August 1993, respectively.

GENERAL POLICIES

  The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing and technology-based industry, and thereby increase stockholder value. The Company's policy is to provide incentives to its upper management to achieve both short-term and long-term objectives and to reward exceptional leadership, performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive compensation program includes a base salary, coupled with a substantial cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of pre-determined financial or other performance goals. The Company's policy also is that as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by objective standards over one or more years.

  Many of the Company's employees, including its executive officers, also are eligible to be granted stock options periodically in order to more directly align their interests with the long-term financial interests of the Company's stockholders. In addition, most Company employees, including its executive officers, participate in a profit-sharing program. Pursuant to the profit sharing program, the Company makes annual contributions to a trust for the benefit of participating employees, of up to 2% of their compensation, in proportion to increases in the Company's pre-tax income over the previous year.

  In assessing the competitiveness of the overall compensation and individual compensation components of the Company's executive officers, the Compensation Committee considers data from a variety of surveys of and comparisons to other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant. These comparator companies consist primarily of environmental, chemical, transportation and engineering and construction services companies with sales between $100 million and $7 billion and were selected primarily because their industries, size and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. In making its decision on 1993 compensation, the Compensation Committee did not target officer base salaries or total compensation at any specific point in the range of salaries or total compensation paid by comparator companies. However, the Compensation Committee believes that base salaries paid in 1993 to its most senior executives correspond generally to the median of the range of salaries paid by the comparator companies. It is also the Company's general practice to target approximately one-half to two-thirds of total targeted compensation for the Company's executive officers to be "at risk" through participation in the Company's incentive compensation plans, which the Compensation Committee believes is substantially consistent with the practices of the comparator companies and the enhancement of stockholder value.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1,000,000 in 1994 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and proposed Internal Revenue Service regulations issued in December 1993. The Compensation Committee believes that the new law and proposed regulations require clarification, and that based upon current levels of cash compensation payable by the Company, the $1,000,000 deductibility cap will not affect the Company in 1994. For these reasons, the Compensation Committee has deferred any decision regarding the Company's policy on this matter. The Compensation Committee will review this matter from time to time as the new law and proposed regulations are clarified.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

 Salary

  The Compensation Committee annually establishes, subject to the approval of the Board of Directors, the base salaries which will be paid to the Company's executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, comparisons of salaries and responsibilities among the Company's executive officers, the extent to which an individual may participate in the incentive compensation plans maintained by the Company and its affiliates, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

 Incentive Compensation Plans

  The Compensation Committee also administers the terms of the Company's incentive compensation plans in which the executive officers participate. In doing so, the Compensation Committee considers management's plans for the Company's growth and profitability and achievement of strategic goals, determines the criteria to be used for the determination of incentive compensation awards, and fixes the levels of target and maximum awards for participants and the minimum level of attainment of performance objectives necessary for awards to be made under each incentive compensation plan. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

  Annual Plan

  For 1993, each of the Company's executive officers was a named participant in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). Under the Annual Plan, target awards for such officers ranging from 20% to 40% of the participant's salary at year end were payable depending upon the extent to which the Company's earnings per share increased over the prior year (or, in the case of Mr. Payne, depending in part on the Company's and in part on WMX Technologies, Inc.'s respective earnings per share increases, or in the case of certain officers who had management responsibility for one of the Company's operating groups, depending in part on the increase in the Company's earnings per share and in part on the extent of any increase over the prior year in that operating group's pre-tax income). The Annual Plan award formula for 1993 was designed in such a way as to disproportionately increase or decrease a participant's annual incentive compensation in the event that actual results exceed or fall short of targeted levels. The maximum incentive bonus in each case was set at an amount equal to twice the amount of a participant's target bonus. In addition, the percentage of the target award otherwise payable to a participant (other than Mr. Payne) could be increased or decreased depending upon the Compensation Committee's review of an evaluation of such participant's management performance. The Annual Plan also required the Compensation Committee to find that Mr. Payne had furthered the implementation of the Company's environmental principles before any award could be paid to him under the Annual Plan.

  Under the terms of the Annual Plan, no award was payable to any participant unless a specified minimum percentage of the budgeted increase in the relevant operating results was achieved. Because those minimum percentages were not achieved in 1993, no award was or will be paid under the Annual Plan for 1993 to the Company's executive officers.

  Long Term Plan

  In 1993, the Compensation Committee approved and the Board of Directors adopted the Chemical Waste Management, Inc. Long Term Incentive Plan (the "Long Term Plan"), and named two of the Company's executive officers as participants. Under the Long Term Plan, each participant's target award was 40% of his salary at the end of the initial performance period (ending December 31, 1995). The target award would be payable depending on the Company's total return to stockholders compared to that of the companies comprising the Standard & Poor's 500 Stock Index (the "S&P 500") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at a percentile ranking selected by the Compensation Committee in relation to the S&P 500 companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the S&P 500 companies and downwards to 50% of the target award if the Company's total stockholder return places it at a specified minimum ranking. If the Company's total stockholder return places it below the specified minimum ranking in relation to the S&P 500 companies, then no award is to be paid for the relevant performance period.

  The Long Term Incentive Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period. During the deferral period, such amount is to be deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period. The purpose of the deferral is to provide an additional incentive to officers, who forfeit deferred amounts if they leave the Company during the deferral period, to remain with the Company and an additional linkage between compensation and Company performance.

  Payments, if any, are to be made under the Long Term Incentive Plan only following the end of the first performance period on December 31, 1995. The Compensation Committee intends to name certain of the Company's executive officers participants in the Long Term Plan for successive three-year performance periods ending on December 31, 1996 and subsequent years. The Long Term Plan replaces the Company's 1991 Performance Unit Plan under which payout was to have been based on the growth of the Company's earnings per share over the two-year period ended December 31, 1993. No payments were or will be made under the 1991 Performance Unit Plan.

 Stock Options

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the Company's 1992 Stock Option Plan (the "1992 Plan"), and by a management committee to all other eligible employees under the Company's 1990 ServiceShares Stock Option Plan. Among the Company's executive officers, the number of shares subject to options granted to each individual generally depends upon his or her base salary and the level of that officer's management responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on the Company's profitability and growth. These officers typically receive grants each year which the Compensation Committee intends to constitute at least one-half of their total targeted "at risk" compensation. All options under the 1992 plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of seven years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

 Salary

  In determining the 1993 base compensation of D. P. Payne, the Company's Chief Executive Officer, the Compensation Committee made particular note of several considerations, which are presented below in the order of their significance in the Compensation Committee's view.

  First, the Compensation Committee considered the Company's accomplishments during 1992. During that year, the Company's revenues increased approximately 12% to nearly $1.36 billion, and its operating margin was in excess of 16%. The Compensation Committee believed that this performance under Mr. Payne's leadership compared very favorably against the Company's direct competitors. The Compensation Committee also noted that Mr. Payne was highly instrumental in the Company's implementation of several efficiency-enhancing operational and corporate office reorganization steps, the resolution of several legal and environmental disputes involving the Company and the recruitment of new managerial talent for the Company.

  Second, the Compensation Committee considered a report and data furnished by the Company's compensation consultant concerning Mr. Payne's compensation relative to that of the chief executive officers of the comparator companies referenced above under "General Policies." The report concluded that Mr. Payne's 1993 proposed salary would be within the bounds of reasonableness for a company targeting salary at a median level.

  Based on these considerations, the Compensation Committee approved Mr. Payne's base compensation at $400,000 for the year 1993.

 Incentive Compensation Plans

  Annual Plan

  For 1993, the Compensation Committee awarded Mr. Payne a target Annual Plan participation of 40% of his 1993 salary, with 75% of any bonus payable to him to be determined in accordance with the performance criteria of the CWM Annual Plan (the increase in the earnings per share of the Company's common stock) and the balance determined in accordance with the WMX Technologies, Inc. Corporate Incentive Bonus Plan performance criteria (the increase in the earnings per share of WMX common stock). This participation level was the same as that awarded to Mr. Payne in prior years. The Compensation Committee determined that in light of the Long Term Plan and stock option components of Mr. Payne's incentive compensation structure (discussed below), Mr. Payne's participation in the Annual Plan at the 40% level was appropriate in order for Mr. Payne's intended incentive compensation to constitute a substantial part of his targeted total 1993 compensation. In making this decision, the Compensation Committee also considered the report of the Company's compensation consultant, which, citing a survey of 300 major service, industrial and financial companies, reported that, on average, chief executive officer bonuses actually paid during the survey period averaged 60% of salary. However, because neither the Company nor WMX achieved in 1993 the minimum increases in earnings per share required for an award under the Annual Plan to be paid, no payment was or will be made to Mr. Payne under the Annual Plan for 1993.

  Long Term Plan

  Under the Company's new Long Term Plan, for the first performance period ending December 31, 1995, the Compensation Committee awarded Mr. Payne a target award of 40% of his salary as of the end of such period. The Compensation Committee's selection of the 40% participation level for Mr. Payne reflects the Company's compensation practices, under which incentive compensation under the Long Term Plan, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total target compensation for Mr. Payne. The Compensation Committee also considered its understanding of long term compensation awards by other companies. As noted above, no payment will be made to Mr. Payne, if ever, under the Long Term Plan until the completion of the first performance period.

  Stock Options

  The Compensation Committee's 1993 grant of options to Mr. Payne under the 1992 Plan was determined by dividing two and one-half times Mr. Payne's base compensation by the option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this formula, the Compensation Committee considered again the goals of maintaining incentive compensation as a substantial portion of Mr. Payne's total compensation and of making stock option grants at a level of at least one-half of total incentive compensation and the Company's historical stock option grant practices. In addition, Mr. Payne received as a non-employee director of Rust an option to purchase 20,000 shares of Rust common stock under the Rust International Inc. Non-Employee Director Stock Option Plan. In making its 1993 grant of options to Mr. Payne under the 1992 Plan, the Compensation Committee considered the Rust grant to Mr. Payne.

                            Peer Pedersen, Chairman
                              Dean L. Buntrock
                              James B. Edwards
                              Kay Hahn Harrell
                              Peter H. Huizenga
                              James E. Koenig
                              Phillip B. Rooney

                           COMPANY STOCK PERFORMANCE

  The following graph and table compare the yearly changes in the cumulative total returns on the Company's common stock, the Standard & Poors 500 Index and the Smith Barney Hazardous Waste Index (in each case assuming dividend reinvestment):

                     COMPARISON OF 5-YEAR CUMULATIVE RETURN
            VS. S&P 500 AND SMITH BARNEY HAZARDOUS WASTE INDICES(1)
                             [GRAPH APPEARS HERE]


                                      1988 1989 1990 1991 1992 1993
- -------------------------------------------------------------------
  Chemical Waste Management, Inc.     $100 $170 $171 $169 $167 $ 68
- -------------------------------------------------------------------
  S&P 500 Index                       $100 $132 $128 $166 $179 $197
- -------------------------------------------------------------------
  Smith Barney Hazardous Waste Index  $100 $139 $137 $140 $132 $ 74

(1) Assumes $100 invested on December 31, 1988 in Company common stock, the S&P 500 Index and the Smith Barney Hazardous Waste Index. Historical results are not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS

  The Company and WMX (or certain of its subsidiaries) have entered into a number of interrelated agreements with respect to their ongoing relationships. Because of the complexity of the various relationships between the Company and WMX (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, considered separately, has been or will be effected on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. However, it has been the intention of the Company and WMX that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements.

  Additional or modified arrangements and transactions may be entered into by the Company, WMX and their respective subsidiaries. While any such future arrangements and transactions are expected to be determined through negotiation between them, there can be no assurance that conflicts of interest will not occur. Although the Company has not adopted any formal procedures designed to assure that conflicts of interest will not occur, the Company intends to seek the approval of its independent directors for any agreement which its management or any independent director of the Company believes to be of material importance to the Company and to involve a significant conflict of interest with WMX or its affiliated companies.

  The following is a summary of certain past and anticipated future arrangements and transactions between the Company and WMX or its affiliates. The Company anticipates that, if necessary, it will be able to negotiate an extension of the agreements described below which expire on December 31, 1994.

ORGANIZATION OF RUST

  Pursuant to an Organizational Agreement among Brand, the Company and WTI, on January 1, 1993, the Company contributed to Rust, in exchange for 46,682,031 shares of Rust common stock, or approximately 58% of the outstanding capital stock of Rust: (i) 100% of its ownership in Brand, which amounted to 12,575,870 shares, or 56% of the outstanding common stock of Brand; (ii) its hazardous substance remediation services business, consisting primarily of CWM Remedial Services Group, Inc.; (iii) beneficial ownership of all WM International ordinary shares owned by the Company, constituting 12% of the outstanding ordinary shares of WM International, together with all of the Company's rights attendant to such shares; and (iv) an aggregate of $141,000,000 in principal amount of indebtedness outstanding under that certain Temporary Funding Agreement dated February 22, 1991, as amended, between Brand and the Company. At the same time, WTI contributed to Rust, in exchange for 33,216,060 shares of Rust common stock, or approximately 42% of the outstanding capital stock of
Rust: (i) 100% of the outstanding common stock of its two principal engineering, construction and environmental and infrastructure consulting businesses, SEC Donohue Inc. and Rust International Corporation (Delaware);
(ii) 100% of the common stock of its London-based international engineering and consulting business, Wheelabrator Technologies International Holdings Inc.;
(iii) certain disposal credits in the aggregate amount of $30,000,000 at facilities owned or operated by WMI; and (iv) an aggregate of $68,000,000 in cash, notes receivable and pre-funded acquisition costs. In addition, the Company, WTI, Rust and various of their affiliates entered into various ancillary agreements and the parties agreed to cause Rust to repay to the Company the outstanding indebtedness of the Company's hazardous substance remediation services subsidiary in the aggregate principal amount of $75,000,000. This transaction was approved by the independent members of the Boards of Directors of CWM, WTI and Brand.

  On January 1, 1993, Rust, Brand and Rust Services Inc., a wholly-owned subsidiary of Rust, entered into an Agreement and Plan of Merger pursuant to which Brand was merged into Rust Services Inc. Each share of Brand common stock outstanding immediately prior to the effective time of the merger (other than shares of Brand common stock held by Rust or held in the treasury of Brand, which were cancelled) was converted, at the option of the holder thereof, into one share of common stock of Rust or the right to receive $18.75 in cash. The cost (approximately $130,000,000) of acquiring the Brand shares exchanged for cash was financed through Rust's credit facility with WMX described below.

CASH MANAGEMENT, FINANCING AND RELATED ARRANGEMENTS

  The Company and WMX have entered into an agreement under which WMX will manage the Company's cash and fund the Company's cash requirements, up to a maximum of $750,000,000, from year to year until terminated as of the end of a calendar year upon 30 days notice. WMX will make demand loans to the Company, at a rate equivalent to WMX's effective rate for 30-day commercial paper plus such number of basis points as effectively reimburses WMX for its expenses in obtaining funds. WMX will also make term loans, at the option of the Company, with maturities up to ten years, at rates equivalent to WMX's cost for loans of similar duration, or such floating rates of interest as may be agreed upon. If the Company is in a positive cash position with WMX, the Company is entitled to interest at a rate based on WMX's 30-day commercial paper rate. If the Company demonstrates the availability to it of better returns on short-term investments or lower borrowing costs, WMX has agreed to provide such terms to the Company. During 1993, such transactions resulted in aggregate interest charges to the Company of $20,955,989, and at December 31, 1993, the Company owed WMX $744,304,833.

  WMX has also agreed to continue to provide the Company (at the Company's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, and to use all reasonable efforts to furnish such corporate guarantees, letters of credit and bonds relating to certain continuing federal environmental financial assurance mechanisms as the Company may reasonably request, subject to certain limitations and conditions, from year to year until terminated as of the end of a calendar year upon 30 days notice. The Company has agreed to indemnify WMX against certain losses and expenses that may be incurred by WMX in connection therewith. The Company's allocable share of insurance costs will be determined on the basis of the risk and loss experience rating system utilized by WMX.

  The Company, WMX, WTI and Rust have also entered into a Rust Intercorporate Services Agreement pursuant to which WMX agreed to loan to Rust up to $350,000,000, and provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to WMX's arrangement with the Company described above. The arrangement is in effect until December 31, 1997. In August 1993, the maximum amount of this credit facility was increased to $450,000,000 until December 31, 1993, at which time Rust executed a promissory note to WMX in the aggregate amount of $100,000,000, bearing interest at an annual rate of 6% and maturing on December 31, 1998, and the maximum amount of the credit facility was reduced to $350,000,000. On December 31, 1993, $50,000,000 outstanding under the credit facility was converted into a five year term loan bearing interest at an annual rate of 6%. During 1993, such transactions resulted in aggregate interest charges to Rust of $8,584,653, and at December 31, 1993, Rust owed WMX approximately $390,000,000.

  Pursuant to that Agreement, the Company has agreed to reimburse Rust for certain business development expenses in an amount not to exceed $10,000,000 in each of 1993 and 1994 (to induce Rust to develop and implement a business development program with a particular emphasis on its hazardous substance remediation services business). Rust has the right to defer the Company's obligation to reimburse such expenses from year to year until December 31, 1997. Such reimbursement for 1993 was deferred.

MANAGEMENT, TECHNICAL AND OTHER SERVICES

  The Company and WMX and their various subsidiaries provide services to each other in the ordinary course of business. During 1993, revenue earned by the Company from WMX and its affiliated companies for such services was $217,404,417, and operating expenses charged to the Company by WMX and such affiliates for such services were $16,762,692. In January 1992, the Company committed to dispose of a minimum of 770,000 tons of such non-hazardous solid wastes in landfills owned or operated by affiliates of WMX over the 24 month period ended December 31, 1993 at negotiated rates which the Company believes were favorable. This commitment was terminated by mutual agreement as of May 31, 1993.

  WMX, the Company and WTI have agreed that Rust will be a preferred vendor of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous substance remediation services, and industrial maintenance and other industrial construction services of the type generally offered by Rust and its subsidiaries. WTI is a preferred vendor to WMX and the Company of certain engineered products and services and CWM is a preferred vendor to a subsidiary of Rust of services of the type provided by CWM.

  In 1993, the Company was charged an aggregate of approximately $9,795,000 by WMX and a subsidiary for various administrative, accounting, financial and other services. WMX has agreed to provide such services to the Company from year to year until the arrangement is terminated as of the end of a calendar year upon 30 days notice. Pursuant to such agreement, WMX is entitled to reimbursement for its fully allocated costs of providing services.

  The Company leases certain office facilities, including the Company's corporate headquarters, from WMX or the WMX Technologies, Inc. Pension Trust, and certain chemical waste management facilities from subsidiaries of WMX, for which the Company made payments aggregating $1,547,376 in 1993, consisting of rent and reimbursement of incidental costs. In addition, the Company subleased certain facilities to WMX, for which WMX paid rent of $133,000.

INTERNATIONAL BUSINESS OPPORTUNITIES AGREEMENT

  The Company has also entered into an Amended and Restated International Business Opportunities Agreement, as amended, with WMX, Rust, WTI, WM International and an affiliate of WM International pursuant to which, in part, the Company agreed that, in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of WMX, WMX has the right to direct all business opportunities to the WMX controlled subsidiary which, in WMX's reasonable and good faith judgment, has the most experience and expertise in that line of business. Opportunities in North America (other than those relating to hazardous substance remediation services which have been allocated to Rust) relating to storage, processing, treatment or disposal of
(i) radioactive wastes, or (ii) hazardous wastes regulated under the Resource Conservation and Recovery Act or wastes the storage, treatment or disposal of which as of January 1993 was regulated under the Toxic Substances Control Act in the United States, (iii) such wastes in Canada which would be so regulated in the United States, or (v) wastes in Mexico which are currently or in the future regulated as hazardous or toxic under Mexican law, have been allocated to the Company. Opportunities worldwide relating to (a) architectural services,
(b) engineering and design services, other than those relating to (1) chimneys and air pollution control equipment and facilities, (2) facilities and systems for water, wastewater and sewage treatment outside North America, but only (x) where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests, or
(y) which are designed for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services, and (3) waste-to-energy facilities outside of North America, (c) procurement, construction and construction management services, including marine construction and dredging, but excluding such services as they relate to (1) hazardous substance remediation services outside North America, (2) chimneys and air pollution control equipment and facilities, (3) facilities and systems for water, wastewater and sewage treatment outside North America, but only (in the case of facilities and systems falling within this item (3)) (x) where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests, or (y) which are designed for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services, and (4) waste-to-energy facilities outside North America, (d) scaffolding services, (e) demolition and dismantling services, (f) environmental consulting services, including, without limitation, environmental facility siting and permitting services, remedial investigations and feasibility studies, contaminant assessments, risk assessments and air quality analyses, and (g) industrial facility and power plant maintenance services have been allocated to Rust, as well as opportunities in North America relating to hazardous substance remediation services.

  Pursuant to that Agreement, the Company and Rust also agreed not to conduct waste management services operations, including, without limitation, collection, transfer, recycling and land disposal of solid wastes; collection, storage, processing, treatment or disposal of hazardous wastes (including hazardous substance remediation services); the design, development, construction, operation and maintenance of waste-to-energy facilities; and the design, engineering and construction (where the customer is seeking third-party operation and maintenance services in addition to those customarily involved in start-up and commissioning tests), operation and maintenance of facilities and systems for water, wastewater and sewage treatment (including facilities for treating hazardous waste streams, whether or not the customer is seeking third-party operation and maintenance services), outside of North America until the later of July 1, 2000 and the date WMX ceases to beneficially own a majority of the outstanding voting equity interests of the Company or Rust, as the case may be, or a majority of all outstanding voting equity interests of WM International.

RUST SHAREHOLDERS' AGREEMENT

  Rust, WTI and the Company have entered into a Rust Shareholders' and Registration Rights Agreement pursuant to which the Company and WTI each will have certain demand and participation registration rights and rights of first refusal with respect to Rust common stock. The Company and WTI also have the right to purchase from Rust at fair market value such number of shares of Rust common stock as may be necessary to maintain beneficial ownership of 51% and 22%, respectively. A shareholder's right to purchase Rust common stock will terminate on the earlier of (i) January 1, 2003, (ii) the April 30 in any calendar year following a year in which the right is exercisable, the shareholder has failed to exercise the right and such shareholder does not beneficially own at least 50% (in the case of the Company) or at least 20% (in the case of WTI) of Rust common stock then outstanding, and (iii) the date on which such shareholder owns less than 51% (in the case of the Company) or less than 22% (in the case of WTI) of such Rust common stock then outstanding, as a direct result of transfers by such shareholder. For so long as WTI or its subsidiaries own or have the option to acquire at least 20% of the issued and outstanding shares of Rust common stock, WTI will have the right to nominate two directors of Rust.

INTERNATIONAL DEVELOPMENT AGREEMENT

  Pursuant to a Third Amended and Restated International Development Agreement, the Company, Rust, WTI, WMX and certain of their affiliates have agreed that for so long as WMX has beneficial ownership of a majority of the outstanding shares of WM International and so long as Rust has beneficial ownership of shares having not less than 10% of the voting power of WM International, each of WMX, Rust and WTI will vote their WM International shares so that one designee of Rust (or such greater number as shall equal the total number of directors multiplied by the percentage of outstanding WM International shares beneficially owned by Rust, reduced to the nearest whole number) will be elected to the Board of Directors of WM International. Mr. Buntrock has been designated as Rust's designee. The Company has an option, which has been assigned to Rust, to maintain beneficial ownership of WM International outstanding shares at a level having not less than 10% of the voting power of outstanding WM International securities. In addition, Rust has granted to WMX a right of first refusal with respect to its beneficial interest in the WM International shares, WMX has granted to Rust certain participation rights with respect to a disposition of WM International shares and WM International has granted to Rust rights to participation and demand registrations under the Securities Act of 1933 and rights to have WM International facilitate sales in offerings made outside of the United States.

OTHER TRANSACTIONS

  WMX and certain of its subsidiaries, on one hand, and the Company, on the other hand, have previously transferred various chemical waste management businesses and other properties to each other and have conditionally agreed to indemnify each other against liabilities and obligations, including unknown or contingent environmental and other liabilities, if any, primarily related to such businesses and properties transferred to them. Also, WMX has conditionally agreed to indemnify the Company against liabilities and obligations primarily related to certain chemical waste businesses which continue to be owned by the Company, and previously agreed to retain certain chemical waste facilities which WMX or its subsidiaries had acquired and which are no longer in operation. In this connection, the Company has agreed until September 30, 2006, subject to certain volume limitations, to provide treatment and disposal services at a rate equal to its cost plus 10% in respect of hazardous wastes from sites owned or used by WMX, and WMX has agreed to extend the same arrangement to the Company in respect of non-hazardous wastes from sites owned or used by the Company.

  The Company has granted to WMX the right to purchase from the Company such number of shares of capital stock as may be necessary to enable WMX to beneficially own, together with all other shares of capital stock of the Company beneficially owned by WMX, capital stock having not less than 55% of the voting power of all capital stock of the Company having power to vote in the election of directors. This right is exercisable any time when WMX beneficially owns capital stock of the Company possessing less than 55% of such voting power, and expires on the March 31 next following a December 31 as of which WMX fails to own beneficially capital stock possessing more than 50% of the voting power of all outstanding capital stock of the Company. The purchase price for such shares will be the then current fair market value of such shares.

  In the ordinary course of business, various assets, including used vehicles, equipment, land, leasehold improvements, furniture and fixtures, are transferred at their net book value between the Company and WMX and its affiliated companies. During 1993, net transfers of such assets to WMX and its affiliated companies from the Company amounted to an aggregate of $8,174,913. Such amount includes proceeds from the sale to WMI of certain assets comprising a facility that manufactures containers for the Company and WMI for approximately $7,107,758, which was equivalent to their net book value and which the Company believes was substantially equivalent to their fair market value. The transaction was approved by the independent directors of the Company.

  In April 1993, the Company transferred to WMI certain assets and licensed to WMI certain technology used in connection with the bioremediation of oil contaminated soils for an aggregate of $2,500,000, which was determined to be the fair market value of such assets and technology based on management projections. At the time of the transfer, the Company's investment in those assets and technology was approximately $19,000. The transaction was approved by the independent directors of the Company.

  In connection with the 1988 offering by WMX of LYONs exchangeable for shares of the Company's common stock and in consideration of an extension of the term of the intercompany financing agreements described above, the Company has agreed to use its best efforts to maintain a current registration statement covering the shares of the Company's common stock issuable upon exchange of the LYONs and to indemnify WMX against certain liabilities, including liabilities under the Securities Act of 1933, as they may relate to the registration statement.

  When an option is exercised by an optionee under the Employee Plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the Company is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate the purchase of stock upon exercise of such options, and to assure itself of the deductions, the Company has a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. Such loans were extended in 1993 until May 31. The largest amounts of such loans from the Company in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1993 were as follows: Jerry E. Dempsey, a former director of the Company--$310,004; and Mr. Flynn--$248,019. The Company also makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. None of such loans from the Company in excess of $60,000 were outstanding to the directors and executive officers of the Company in 1993.

                       VOTING OF SHARES HELD IN DIVIDEND
                      REINVESTMENT AND STOCK PURCHASE PLAN

  If you are a participant in the Chemical Waste Management, Inc. Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen & Co. acted as the Company's independent auditors for the year ended December 31, 1993, and has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to continue to act as the Company's independent auditors in 1994. Representatives of Arthur Andersen & Co. will be present at the 1994 annual meeting of stockholders. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1993 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Any proposals by stockholders intended to be presented at the 1995 annual meeting must be received by the Company no later than November 30, 1994 in order to be considered by the Board of Directors for inclusion in the Company's 1995 proxy statement. In order for a stockholder to nominate a candidate for director, under the Company's by-laws, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if the Company gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1995 proxy statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3001 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request of the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors,
                                          /s/ Thomas A. Witt
                                          Thomas A. Witt
                                          Secretary

PROXY
                                                                           PROXY
                        CHEMICAL WASTE MANAGEMENT, INC.

                          ANNUAL MEETING, MAY 5, 1994

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dean L. Buntrock, Peter H. Huizenga and Peer Pedersen, each with power of substitution, are hereby authorized to vote all shares of common stock of Chemical Waste Management, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Chemical Waste Management, Inc. to be held on Thursday, May 5, 1994, and at any adjournments thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

A MAJORITY (OR IF ANY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.






1. ELECTION OF CLASS II DIRECTORS.
   Nominees: Donald F. Flynn, Peter H. Huizenga, Peer Pedersen
   FOR  [_]   WITHHOLD [_]   FOR ALL [_] (Except Nominee(s) written below)

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2. In their discretion, on such other business as may properly come before the meeting.




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.


                              Dated: _____________________________________, 1994

Signature(s) ___________________________________________________________________

________________________________________________________________________________

Signature of Stockholder(s)--please sign name exactly as imprinted (do not print). Please indicate any change of address. NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.